Exhibit 99

News Release

For Immediate Release November 6, 2008	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2008 THIRD-QUARTER AND NINE-MONTH RESULTS

•	NINE-MONTH NET REVENUES INCREASE TO $877 MILLION, ON 2% ATTENDANCE GAIN

•	ADJUSTED EBITDA INCREASES TO $335 MILLION FOR THE NINE MONTH PERIOD

•	REAFFIRMS 2008 FULL-YEAR GUIDANCE

SANDUSKY, OHIO, November 6, 2008 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results through the third quarter ended September 28, 2008 and provided attendance and revenue trends through November 2, 2008.

Nine Month Results

Net revenues for the nine months ended September 28, 2008, increased $5.5 million, to $877.0 million from $871.5 million a year ago. Net income for the first nine months of 2008 increased $58.0 million to $62.5 million, or $1.12 per diluted limited partner unit, versus net income of $4.5 million, or $0.08 per diluted limited partner unit, for the same period in 2007.

Adjusted EBITDA for the nine months ended September 28, 2008, which management believes is a meaningful measure of the company’s park-level operating results, increased $3.6 million to $334.6 million from $331.0 million for the same period a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

“We are pleased with the performance of our parks during the peak vacation months of July and August,” said Dick Kinzel, Cedar Fair chairman, president and chief executive officer. “Through the end of the third quarter our parks entertained a record 20.0 million visitors, up 2% (402,000 visits) from this time last year. During this same period average in-park guest per capita spending was down less than one percent to $40.28 and out-of-park revenues were comparable to last year at $94.0 million.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2008 Third Quarter Results

November 6, 2008

“Through the end of the third quarter our northern region parks reported the largest increase in revenues when compared to the same period a year ago,” added Kinzel. “Canada’s Wonderland, near Toronto, continues to lead the way, with the other parks in the region also contributing nicely. Revenues at our western region parks were up slightly, while revenues in the southern region remained unchanged when compared with the same period last year.”

Excluding depreciation, amortization and other non-cash costs, operating costs and expenses for the nine months increased slightly to $542.4 million compared with $540.5 million for the same period a year ago. After depreciation, amortization, a $9.4 million charge relating to the Geauga Lake restructuring and the loss on other fixed asset retirements and all other non-cash costs, operating income for the period increased more than 22%, or $39.1 million, to $213.3 million compared with operating income of $174.2 million in 2007. This increase in operating income is primarily due to the non-cash impairment charge of $39.2 million that the Company recorded in the third quarter of 2007 as a result of the restructuring of Geauga Lake.

Interest expense over this same period decreased $11.7 million to $98.9 million, due to lower interest rates on the Company’s variable-rate debt and its ability to fix an additional $300 million of term debt at a favorable rate through an interest rate swap agreement entered into during the first quarter of 2008, coupled with a lower average daily balance on the Company’s revolving credit facilities compared with 2007.

A provision for taxes of $52.1 million was recorded for the nine-months ended September 28, 2008 to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership (PTP) taxes. This compares with a $57.0 million provision for taxes for the same period in 2007.

Kinzel explained that the results of operations are not directly comparable as the current period results are impacted by the restructuring of the Geauga Lake property from a combined amusement park and water park to a stand-alone water park beginning with the 2008 season. Excluding Geauga Lake, revenues through September 28, 2008 increased 3%, or $24.7 million, to $874.1 million. This increase is a result of a 5% increase, or 849,000 visits, in attendance to 19.9 million visits, and a less than one percent decrease in average in-park guest per capita spending to $40.43.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2008 Third Quarter Results

November 6, 2008

Third Quarter Results

Net revenues for the third quarter ended September 28, 2008, which includes one less week of operations due to the timing of the second fiscal quarter close, decreased 5%, or $27.2 million, to $540.3 million from $567.5 million in 2007. Net income for the quarter was $91.5 million, or $1.65 per diluted limited partner unit, versus net income of $54.1 million, or $0.98 per diluted limited partner unit a year ago.

The decrease in revenues is the result of a 3%, or 441,000-visit, decrease in attendance to 12.4 million visits, a less than one percent decrease in per capita spending to $40.18 and a 5%, or $2.8 million, decrease in out-of-park revenues to $53.5 million. On a comparable operating period, excluding the additional operating week in 2007, revenues would have increased 3%, or approximately $18 million, on a 5%, or 585,000-visit, increase in attendance, a 1%, or $0.56, decrease in average in-park guest per capita spending and a 4%, or approximately $2 million, increase in out-of-park revenues.

October Operations

Based on preliminary results, the Company entertained a record 22.1 million visitors through November 2, 2008. This is a 3%, or 607,000-visit, increase when compared with the same period a year ago. The increase in attendance was offset somewhat by a 1% decrease in average in-park guest per capita spending to $40.15 and an approximate $500,000 decrease in out-of-park revenues to $101.9 million. This resulted in a 1%, or $9 million, increase in revenues through the first ten months of the year.

For the month of October, revenues increased 3%, or $3 million. This was the result of an over 10%, or 205,000-visit, increase in attendance, offset somewhat by a 6% decrease in average in-park guest per capita spending. Out-of-park revenues during this period were down approximately $392,000.

“Our parks have performed well this year in a challenging consumer market,” continued Kinzel. “Higher gasoline prices, a troubled housing market, higher unemployment rates and most recently the credit crisis were all challenges our parks had to overcome. History has shown that our business tends to be recession resistant, and I am pleased to say our 2008 operating results continue to support this. It is likely that these same concerns may be present in 2009, but we believe our business is well positioned to face these challenges. Our parks are a family tradition and we believe will continue to be for many generations to come.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2008 Third Quarter Results

November 6, 2008

Cash and Liquidity

“We ended the third quarter of 2008 in sound financial condition in terms of both liquidity and cash flow,” added Kinzel. “Our cash position, together with existing lines of credit, which expire in August 2011, provide sufficient financial flexibility to manage working capital and support growth through our capital expenditure program.”

As of September 28, 2008, the Company had $1.7 billion of variable-rate debt and no outstanding borrowings on its revolving credit facilities. Of the total term debt, $17.5 million is scheduled to mature within the next twelve months. Cash on hand at the end of the third quarter totaled $71.7 million compared with $37.0 million a year ago.

Outlook

Kinzel noted that based on preliminary results through October, the Company reaffirmed its guidance of full-year revenues between $990 million and $1.02 billion and adjusted EBITDA between $340-$355 million.

Kinzel concluded by noting that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks and other seasonal resort facilities are realized during a 130 to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott’s Berry Farm and Castaway Bay are open year-round, with Knott’s Berry Farm operating at its highest level of attendance during the third and fourth quarters of the year.

Management will host a conference call with analysts today, November 6, 2008, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Thursday, November 6, 2008, until 11:59 p.m. ET, Thursday, November 20, 2008. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 3927639.

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the company’s Northern Region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the Southern Region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2008 Third Quarter Results

November 6, 2008

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2008 Third Quarter Results

November 6, 2008

Cedar Fair

SUMMARY STATEMENTS OF OPERATIONS

THIRD QUARTER

(unaudited)

(In thousands except per unit)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	9/28/08 (13 weeks)	9/30/07 (14 weeks)	9/28/08 (39 weeks)	9/30/07 (39 weeks)	9/28/08 (52 weeks)	9/30/07 (53 weeks)
Net revenues:
Admissions	$312,626	$320,361	$493,872	$481,847	$564,170	$551,753
Food, merchandise and games	189,490	202,059	319,342	322,192	357,205	364,536
Accommodations and other	38,206	45,093	63,744	67,487	71,030	75,103

Total net revenues	540,322	567,513	876,958	871,526	992,405	991,392
Cash operating costs and expenses	257,778	276,125	542,369	540,527	648,405	649,416

Adjusted EBITDA (a)	282,544	291,388	334,589	330,999	344,000	341,976
Depreciation and amortization	60,986	67,204	111,258	117,175	124,706	129,874
Equity based compensation	181	38	639	401	814	562
Loss on impairment/retirement of fixed assets	6,125	39,218	9,390	39,218	25,070	39,218

Operating income	215,252	184,928	213,302	174,205	193,410	172,322
Interest expense	31,849	41,036	98,912	110,634	133,588	149,583
Other (income) expense, net	240	1,768	(208)	2,067	(3,010)	1,200

Income before taxes	183,163	142,124	114,598	61,504	62,832	21,539
Provision for taxes	91,614	87,992	52,143	56,966	9,406	46,983

Net income (loss)	$91,549	$54,132	$62,455	$4,538	$53,426	$(25,444)

Weighted average units outstanding - diluted	55,453	55,068	55,808	55,010	55,861	54,161
Per limited partner unit:
Net income (loss) - diluted	$1.65	$0.98	$1.12	$0.08	$0.96	$(0.47)

Balance Sheet Data:
Total assets	$2,435,260	$2,508,227
Total debt	1,710,100	1,723,187
Total partners’ equity	275,110	346,374

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces 2008 Third Quarter Results

November 6, 2008

Cedar Fair

RECONCILIATION TO ADJUSTED EBITDA

THIRD QUARTER

(unaudited)

(In thousands)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	9/28/08 (13 weeks)	9/30/07 (14 weeks)	9/28/08 (39 weeks)	9/30/07 (39 weeks)	9/28/08 (52 weeks)	9/30/07 (53 weeks)

Net income (loss)	$91,549	$54,132	$62,455	$4,538	$53,426	$(25,444)
Provision for taxes	91,614	87,992	52,143	56,966	9,406	46,983
Interest expense	31,849	41,036	98,912	110,634	133,588	149,583
Depreciation and amortization	60,986	67,204	111,258	117,175	124,706	129,874
Equity based compensation	181	38	639	401	814	562
Loss on impairment/retirement of fixed assets	6,125	39,218	9,390	39,218	25,070	39,218
Other (income) expense, net	240	1,768	(208)	2,067	(3,010)	1,200

Adjusted EBITDA (a)	$282,544	$291,388	$334,589	$330,999	$344,000	$341,976

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair website at www.cedarfair.com.